Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP ANNOUNCES RESULTS FOR 2ND QUARTER 2016

AND STOCK REPURCHASE PROGRAM

HOUSTON, July 29, 2016 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $36.1 million, or $0.96 per diluted share, for the three months ended June 30, 2016, versus net income of $39.2 million, or $1.01 per diluted share, for the second quarter of 2015. The second quarter 2016 results were favorably impacted by an after-tax foreign exchange gain of $12.1 million, or $0.32 per diluted share, as compared to an after-tax foreign exchange loss of $8.8 million, or $0.23 per diluted share, during the second quarter of 2015. Total revenues were $142.4 million during the quarter ended June 30, 2016 compared to $215.3 million for the same period in 2015.

For the six months ended June 30, 2016, net income was $72.9 million, or $1.93 per diluted share, compared with net income of $92.9 million, or $2.39 per diluted share, for the same period in 2015. The results for the first six months of 2016 were positively impacted by an after-tax foreign exchange gain of $17.3 million, or $0.46 per diluted share, as compared to an after-tax foreign exchange loss of $4.0 million, or $0.10 per diluted share, during the first half of 2015. Total revenues were $309.0 million during the six months ended June 30, 2016 down from $441.3 million during the same period in 2015.

Blake DeBerry, Dril-Quip’s President and CEO, stated, “Our second quarter and year-to-date results have been mixed as revenues have fallen below forecasts primarily because book-and-ship orders have failed to materialize in the face of ongoing depressed market conditions. On the other hand, our gross margins for the year have held up nicely due to the effective execution of our backlog combined with cost cutting measures which began in the first half of 2015.

“We continue to believe that, despite current market conditions, our strong balance sheet and positive cash flow will allow us to take advantage of opportunities which may arise, including the pursuit of acquisition candidates or the repurchase of stock through our stock buy-back program. In addition, we will continue our extensive research and development efforts in order to increase shareholder value in the long-term.”

The Company also announced that its backlog at June 30, 2016 was approximately $460 million, compared to its June 30, 2015 backlog of approximately $1.0 billion and its March 31, 2016 backlog of approximately $522 million. Based upon current market conditions and excluding foreign currency gains/losses or any unusual items, the Company expects its earnings per diluted share for the quarter ending September 30, 2016 to approximate $0.30 to $0.40 per share. The Company also announced that, due to anticipated lower revenues resulting from shortfalls in book-and-ship orders, its full-year 2016 earnings guidance is being reduced from a range of $2.45 to $2.65, to a range of $2.05 to $2.25, excluding foreign currency gains/losses or any unusual items.

In addition, the Company announced today that its Board of Directors has authorized a stock repurchase program under which the Company can repurchase up to $100 million of its common stock. The repurchase program has no set expiration date. Repurchases under the program will be made through open market purchases, privately negotiated transactions or plans, instructions or contracts established under Rule 10b5-1 under the Securities Exchange Act of 1934. The manner, timing and amount of any purchase will be determined by management based on an evaluation of market conditions, stock price and other factors. The program does not obligate the Company to acquire any particular amount of common stock, and may be modified or suspended at any time at the Company’s discretion. Any repurchased shares are expected to be cancelled.

The Company completed a previously authorized stock repurchase program of $100 million in June 2016, under which the Company repurchased 400,500 shares of its common stock for $24.2 million in the second quarter of 2016 and a total of 1,585,200 shares of its common stock since commencing repurchases under that program in the second quarter of 2015.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements, including statements regarding general economic conditions, commodity price levels, future financial results, acquisitions, stock repurchases and research and development efforts, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks, some of which are beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s ability to convert backlog into revenues on a profitable basis, the possibility of cancellations of orders, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenues	$142,439	$215,276	$309,000	$441,278
Cost and expenses:
Cost of sales	79,881	117,664	172,977	242,802
Selling, general and administrative	5,762	33,633	18,983	50,591
Engineering and product development	11,579	11,400	22,480	23,613

	97,222	162,697	214,440	317,006

Operating income	45,217	52,579	94,560	124,272
Interest income	541	165	1,023	214
Interest expense	(10)	(3)	(14)	(6)

Income before income taxes	45,748	52,741	95,569	124,480
Income tax provision	9,611	13,528	22,663	31,603

Net income	$36,137	$39,213	$72,906	$92,877

Diluted earnings per share	$0.96	$1.01	$1.93	$2.39

Weighted average shares–diluted	37,713	38,888	37,779	38,912

Depreciation and amortization	$7,725	$7,684	$15,500	$15,139

Capital expenditures	$7,544	$5,048	$15,276	$11,204